EXHIBIT A

TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT, dated as of January 31, 2011 between DBX ETF Trust (the “Trust”) and The Bank of New York Mellon (“BNYM”).

AS REVISED August 15, 2013

db X-trackers MSCI Emerging Markets Hedged Equity Fund

db X-trackers MSCI EAFE Hedged Equity Fund

db X-trackers MSCI Brazil Hedged Equity Fund

db X-trackers MSCI Germany Hedged Equity Fund

db X-trackers MSCI Japan Hedged Equity Fund

db X-trackers Regulated Utilities Fund

db X-trackers Municipal Infrastructure Revenue Bond Fund

db X-trackers MSCI United Kingdom Hedged Equity Fund

db X-trackers MSCI Europe Hedged Equity Fund

db X-trackers MSCI Asia Pacific ex Japan Hedged Equity Fund

db X-trackers Solactive Investment Grade Subordinated Debt Fund db X-trackers Harvest China Fund

SCHEDULE II

TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT, dated as of January 31, 2011 between DBX ETF Trust (the “Trust”) and The Bank of New York Mellon (“BNYM”).

AS REVISED August 15, 2013

VALUATION AND COMPUTATION SERVICES

I.	BNYM shall maintain the following records on a daily basis for each Series:

1.	Report of priced portfolio securities

2.	Statement of net asset value per share

Such reports and statements shall be provided to the fund by 7:00 p.m. New York time and to Authorized Participants by 9:00 p.m. New York time, in each case by such means as BNYM and the Fund may agree upon from time to time.

II.	BNYM shall maintain the following records on a monthly basis for each Series:

1.	General Ledger

2.	General Journal

3.	Cash Receipts Journal

4.	Cash Disbursements Journal

5.	Subscriptions Journal

6.	Redemptions Journal

7.	Accounts Receivable Reports

8.	Accounts Payable Reports

9.	Open Subscriptions/Redemption Reports

10.	Transaction (Securities) Journal

11.	Broker Net Trades Reports

III.	BNYM shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund’s auditors.

IV.	For internal control purposes, BNYM uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

1.	Securities and other financial instruments bought

2.	Securities and other financial instruments sold

3.	Interest received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

V.	Records maintained by BNYM shall include tax lots.

VI.	BNYM shall provide data supporting reporting requirements for any Fund’s or Series’ internal administration, including, but not limited to: (a) support from Financial Accounting Standard Nos 157 and 161, (b) “wash sale” considerations, (c) sales lot relief, (d) calculations relating to “qualified dividend income” and (e) any other data required by the Chief Compliance Officer of the Fund or Series.

VII.	As part of the daily pricing procedures, all fixed income price variances over 2% will be verified back to the vendor for clarification. Any equity price variances over 5% will be second sourced to another vendor to ensure the prices are in line with what the fund utilized for NAV. If neither can be verified to other sources, BNYM shall consult the client for pricing direction. In addition, financial news will be reviewed for further verification. The pricing vendors will be determined and confirmed by the client, as part of the pricing matrix review.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, as of August 15, 2013.

DBX ETF TRUST

By:
Name: Alex N. Depetris
Title: Chief Executive Officer

By:
Name: Michael Gilligan
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:
Name:
Title: